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                                                                  EXHIBIT (b)(8)

                               INDEMNITY AGREEMENT


THIS INDEMNITY AGREEMENT is given this 1st day of December, 2000, by LINDAL CEDAR HOMES, INC., a Delaware corporation ("COMPANY" or "INDEMNITOR"), to and for the benefit of KEYBANK NATIONAL ASSOCIATION ("BANK").

                                    RECITALS

THE WASHINGTON ECONOMIC DEVELOPMENT FINANCE AUTHORITY, a public body and instrumentality of the State of Washington ("ISSUER"), has issued its Nonrecourse Revenue Bonds, Series 1997 (Lindal Cedar Homes, Inc. Project) Series A -- Taxable in the aggregate principal amount of $425,000 (the "SERIES A BONDS") and Series B -- Tax-Exempt in the aggregate principal amount of $3,300,000 (the "SERIES B BONDS"). The aggregate principal amount of the Series A Bonds and the Series B Bonds (collectively, the "BONDS") is THREE MILLION SEVEN HUNDRED TWENTY-FIVE THOUSAND and NO/100 DOLLARS ($3,725,000.00). The Bonds were issued pursuant to the Indenture of Trust ("INDENTURE") dated as of November 1, 1997, between the Issuer and U.S. BANK TRUST NATIONAL ASSOCIATION (f/k/a First Trust National Association), a national banking association, as trustee ("BOND TRUSTEE"). The proceeds from the sale of the Bonds were used to make a loan ("LOAN") to the Company under the terms of a Loan Agreement ("LOAN AGREEMENT") between Company and Issuer dated as of November 1, 1997, and the proceeds of the Loan were used to pay costs of the Project described therein.

In order to secure the Loan and to enhance the marketability of the Bonds, the Company has applied to the Bank for the issuance of an irrevocable direct pay letter of credit ("LETTER OF CREDIT") in the stated amount of THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND EIGHT HUNDRED SEVENTY-EIGHT and 95/100 DOLLARS ($3,536,878.95), comprised of a principal component in the amount of $3,425,000 and an interest component of $111,878.95. The Bank has issued its commitment letter ("COMMITMENT") to the Company, setting out the conditions under which the Bank will issue the Letter of Credit. Among those conditions is the execution of this Indemnity.

The Company is executing a "REIMBURSEMENT AGREEMENT" dated December 1, 2000, in favor of the Bank to evidence Company's obligations to reimburse Bank for draws under the Letter of Credit ("REIMBURSEMENT OBLIGATIONS"). The Reimbursement Agreement and the Company's Reimbursement Obligations are secured by a Deed of Trust, Assignment of Rents and Leases, and Security Agreement ("DEED OF TRUST") covering the real property ("LAND") described on Exhibit A hereto, and improvements located thereon ("IMPROVEMENTS"). The Land and the Improvements are referred to collectively herein as the "PROJECT" or the "PROPERTY." Other capitalized terms used but not defined herein are defined in the Reimbursement Agreement.



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                                    INDEMNITY

NOW, THEREFORE, in consideration of the financial benefits to Indemnitor from the issuance of the Letter of Credit, and to induce Bank to issue the Letter of Credit and enter into the Reimbursement Agreement, Indemnitor agrees as provided below.

1.      HAZARDOUS SUBSTANCES.

        1.1 REPRESENTATIONS AND WARRANTIES. Indemnitor represents and warrants to Bank, to the best of its knowledge after due inquiry and inspection, that (i) no asbestos has ever been used in the construction, repair or maintenance of any Improvements; (ii) no Hazardous Substance is currently being generated, processed, stored, transported, handled or disposed of, on, under or in the Property, except in accordance with all applicable laws, (iii) neither Indemnitor nor any other person or entity has ever caused or permitted any Hazardous Substance to be generated, processed, stored, transported, handled or disposed of on or under the Property, except in compliance with all applicable laws, (iv) there is no actual or alleged violation with respect to the Property of any federal, state or local statute, ordinance, rule, regulation or other law relating to Hazardous Substances, and (v) there is no action or proceeding pending or threatened before or appealable from any court, quasi-judicial body or administrative agency relating to Hazardous Substances affecting or alleged to be affecting the Property.

        1.2 COVENANT. Indemnitor covenants and agrees that Hazardous Substances shall not be generated, processed, stored, transported, handled or disposed of on the Property by any person or entity, except in accordance with all applicable laws.

        1.3 DEFINITION. "HAZARDOUS SUBSTANCE" means any substance or material which may be hazardous to the health or safety of any person; including without limitation any substance or material which is now or hereafter becomes regulated under any federal, state, or local statute, ordinance, rule, regulation, or other law relating to environmental protection, contamination or cleanup.

        1.4 NOTIFICATION; CLEANUP. Indemnitor shall immediately notify Bank if Borrower becomes aware of (i) any Hazardous Substance problem or liability with respect to the Property, (ii) any actual or alleged violation with respect to the Property of any federal, state or local statute, ordinance, rule, regulation or other law relating to Hazardous Substances, or (iii) any lien or action with respect to any of the foregoing. Indemnitor shall, at its sole expense, take all actions as may be necessary or advisable for the cleanup of Hazardous Substances with respect to the Property, including without limitation, all removal, containment and remedial actions in accordance with all applicable laws and in all events in a manner satisfactory to Bank, and shall further pay or cause to be paid all cleanup,



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                administrative and enforcement costs of governmental agencies if obligated to do so by contract or by law.

        1.5 RIGHT OF ENTRY. Bank is hereby authorized to enter the Property, including the interior of any structure, at reasonable times, and after reasonable notice, for the purpose of inspecting the Property to determine Indemnitor's compliance with this section 1.

2. INDEMNITY. Indemnitor shall defend, protect, hold harmless, and indemnify Bank and its affiliates and their shareholders, directors, officers, employees, attorneys, and agents from and against any and all claims, demands, penalties, fees, liens, damages, losses, liabilities, and expenses arising out of or in any way connected with any of the following:

        2.1 HAZARDOUS SUBSTANCES. Any alleged or actual past or future presence on or under the Property of any Hazardous Substance from any cause whatsoever. Notwithstanding the foregoing, such indemnity shall not relate to any Hazardous Substances which originated on or under the Property after the date Bank acquires title to the Property by foreclosure or deed in lieu of foreclosure.

        2.2 BUILDING LAWS. Any alleged or actual failure of any improvements now or hereafter constructed on the Property to continuously comply with all Building Laws now or hereafter enacted for any reason whatsoever. "BUILDING LAWS" shall mean all federal, state and local laws, ordinances, regulations and rules relating to the construction, operation, and maintenance of the Improvements, including without limitation all building, zoning, planning, subdivision, fire, traffic, safety, health, labor, discrimination, environmental, air quality, wetland, shoreline, and flood plain laws, ordinances, regulations and rules. The Building Laws shall specifically include the requirements of the Fair Housing Act of 1968, the Fair Housing Amendments Act of 1988, and the Americans With Disabilities Act of 1990, and all government and private covenants, conditions and restrictions relating to the Property. Notwithstanding the foregoing, such indemnity shall not relate to any violation of the Building Laws which occurs after the date Bank acquires title to the Property by foreclosure or deed in lieu of foreclosure.

        2.3 CONSTRUCTION. Any claim or cause of action to the effect that Bank is in any way responsible or liable for any act or omission of Borrower or its agents, or any persons performing labor or supplying materials to the Property.

3. PAYMENT; THIRD PARTY CLAIMS. All amounts payable under this Indemnity shall be paid within ten (10) days after Bank's delivery of written demand to Indemnitor. Any amount not paid when due shall thereafter bear interest at the default rate under the Note. In the event of any disputed third party claim subject to this Indemnity, Bank shall have the right to choose its own legal counsel (at



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        Indemnitor's expense) and make all decisions relating to the dispute, including without limitation the litigation strategy and the terms of any settlement.

4. DEFAULT. It is a default under this Agreement if any representation or warranty in this Agreement proves to be materially false or misleading when made, or if Indemnitor fails to perform any covenant, agreement or obligation under this Agreement within the time allowed. Although the obligations of Indemnitor under this Agreement are not secured by the Deed of Trust, at Bank's option, any default under this Agreement shall be an Event of Default under the Deed of Trust.

5. INDEPENDENT OBLIGATIONS. Indemnitor's obligations under this Indemnity shall be unconditional, unsecured, and separate, independent and distinct from the obligations evidenced by the Reimbursement Agreement and secured by the Deed of Trust. This Indemnity shall survive repayment of the Note and reconveyance of the Deed of Trust, and any transfer of the Property, whether by sale, foreclosure, deed in lieu of foreclosure, or otherwise.

6. FEES AND EXPENSES. Indemnitor shall reimburse Bank on demand for all legal fees and other costs and expenses incurred in enforcing this Indemnity, together with interest thereon from the date of demand at the default rate under the Reimbursement Agreement. Such fees, costs and expenses shall include those incurred with or without suit and in any appeal, any proceedings under any present or future federal bankruptcy act or state receivership, and any post-judgment collection proceedings.

7. NOTICES. Any notice under this Indemnity shall be delivered or mailed, return receipt requested, to Bank at Corporate Banking, Mailcode WA-31-18-0422, 601 -- 108th Avenue NE, 4th Floor, Bellevue, WA 98004,
        Attention: Jill Scheuermann, or to Indemnitor at the address set out below or in the Deed of Trust (for notices to Borrower). Either party may change its address by delivery of written notice to the other. Notices which are mailed shall be deemed delivered three (3) days after the postmark thereof.

8. MISCELLANEOUS. Each person executing this Indemnity as Indemnitor shall be jointly and severally liable for all obligations of Indemnitor. This Indemnity shall be binding upon Indemnitor and its heirs, representatives, successors and assigns, and shall inure to the benefit of Bank and its successors and assigns. This Indemnity shall be governed by the laws of the State of Washington. The failure of Bank to promptly enforce any right or remedy under this Indemnity shall not constitute a waiver thereof and shall not affect or impair the liability of Indemnitor. If any provision of this Indemnity is invalid, illegal or unenforceable, such provision shall be considered severed from the rest of this Indemnity and the remaining provisions shall continue in full force and effect as if the invalid provision had not been included. This Agreement may be signed in counterpart with the same effect as if all parties signed on one original copy of this Agreement.



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IN WITNESS WHEREOF, Indemnitor hereby executes this Indemnity as of the day and year first above written.

                                       LINDAL CEDAR HOMES, INC., a Delaware
                                       corporation



                                       By:
                                           -------------------------------------
                                                   , its
                                           --------      -----------------------

                                       Address:

                                       4300 S. 104th Place
                                       P.O. Box 24426
                                       Seattle, WA 98124



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                                    EXHIBIT A
                                       TO
                               INDEMNITY AGREEMENT

                                LEGAL DESCRIPTION

The Property is located in SKAGIT and KING Counties, Washington, and is legally described as follows:

LEGAL DESCRIPTION--BURLINGTON

Property located at 1156 Water Tank Road, Burlington, Skagit County, Washington.

A Leasehold interest in the following described property:

        Lot 74, and portions of Lots 66, 67, 72, 73 and 75 of "SKAGIT REGIONAL AIRPORT BINDING SITE PLAN, PHASE I", approved August 22, 1986, and recorded August 25, 1986, in Book 7 of Short Plats, at Pages 111 through 120, inclusive, records of Skagit County, Washington, under Auditor's File No. 8608250002, described as follows:


Beginning at the Northeast corner of said Lot 75; thence South 0 degrees 41' 46" West along the East line of said Lot 75, a distance of 94.08 feet; thence North 88 degrees 58' 01" West parallel with the South line of said Lot 74, a distance of 181.02 feet; thence North 74 degrees 30' 01" West, 59.08 feet; thence North 86 degrees 20' 58" West, 36.05 feet; thence South 56 degrees 00' 20" West, 28.59 feet; thence North 88 degrees 58' 01" West, 120.38 feet; thence North 21 degrees 41' 05" West, 246.93 feet; thence North 16 degrees 00' 00" East, 170.03 feet; thence North 89 degrees 33' 47" West parallel with the North line of said Lot 73, a distance of 18.35 feet; thence North 1 degree 01' 59" East, 125.60 feet to a point on the North line of said Lot 72, said point also being on the South margin of Steele Road; thence South 89 degrees 33' 47" East along said South line, 49.08 feet; thence South 30 degrees 41' 13" East, 42.30 feet; thence North 81 degrees 16' 52" East, 152.32 feet; thence North 43 degrees 24' 00" West,
16.60 feet to a point on said North line of Lot 73; thence South 89 degrees 33' 47" East along said North line, 151.58 feet to the beginning of a curve to the right having a radius of 50.00 feet; thence Southeasterly along the arc of said curve to the right and the Northeasterly line of said Lot 73, through a central angle of 89 degrees 52' 24", an arc distance of 78.43 feet to a point of reverse curvature to the left, said curve having a radius of 505.26 feet; thence Southeasterly along the arc of said curve to the left and the East line of said Lot 73, through a central angle of 17 degrees 31' 42", an arc distance of 154.57 feet to the Southeast corner of said Lot 73; thence continuing Southeasterly along the arc of said curve to the left having a radius of 505.26 feet and the East line of said Lot 74, through a central angle of 4 degrees 57' 32", an arc distance of 43.73 feet to a point of reverse curvature to the right, said curve having a radius of 425.02 feet; thence Southeasterly along the arc of said curve to the right and said East line of Lot 74, through a central angle of 22 degrees 52' 25", an arc distance of 169.68 feet; thence South 0 degrees 41' 46" West along said East line of Lot 74, a distance of 20.00 feet to the



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point of beginning; said Site Plan being located in Section 33 and 34 of
Township 35 North, Range 3 East, W.M., and Section 3 of Township 34 North, Range 3 East, W.M.



LEGAL DESCRIPTION--OFFICE BUILDING

Property located at 10411 Empire Way South, Tukwila, Washington. Real property located in King County, Washington and more particularly described as follows:

PARCEL A:

Lots 3 and 4 of King County Short Plat No. 1175023, According to Short Plat recorded January 23, 1978, under Recording No. 7801230620, in King County, Washington.

PARCEL B:

Easements for access over the westerly 30 feet of Lots 1 and 2 of said King County Short Plat No. 1175023 under Recording No. 7801230620;

And over the Westerly 30 feet of Lots 1 through 4 of King County Short Plat No. 1075037, according to Short Plat recorded January 23, 1978 under Recording No. 7801230619, in King County Washington;

And over portion of vacated Northeast 112th Street as granted in Recording Nos. 9504071058, 9504071059, 9504071060 and 9704301125.



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